SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 17, 2008

ADVANCED CELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 Bay Harbor Parkway, Alameda, California 94502
(Address of principal executive offices, including zip code)

(510) 748-4900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM  1.01       Entry into a Material Definitive Agreement.

On March 21, 2008, Advanced Cell Technology, Inc. (the “Company”) issued and sold an aggregate of $130,000 in unsecured convertible notes (the “Notes”) to PDPI LLC and The Shapiro Family Trust.  Dr. Shapiro, one of the Company’s directors, may be deemed the beneficial owner of the securities owned by The Shapiro Family Trust.  The Notes may not be prepaid without the written consent from the holder of the Notes.  The Notes bear interest at the rate of 9% per annum, and mature April 11, 2008.  The net outstanding amount of principal plus interest of the Notes is convertible into the next round of debt or equity financing raised by the Company on a dollar-for-dollar basis under such terms and conditions as may be applicable to the next round of financing.

ITEM 2.04        Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 18, 2008, the Company received a notice of default under the Company’s Senior Secured Convertible Debenture (the “Convertible Debenture”) issued August 31, 2007 to RHP Master Fund, Ltd. (“RHP”) restating its notice to the Company, accelerating and declaring immediately due and payable an aggregate amount equal to $397,725.22, which purported to include the principal outstanding amount of the Convertible Debenture, unpaid interest (at default interest rate) and liquidated damages through March 18, 2008.  The notice references the following additional defaults alleged under the Convertible Debenture and Warrant:

•      Failure to pay mandatory redemption amounts pursuant to RHP’s default notices dated February 15, 2008 and March 10, 2008;

•      Failure to provide timely notification of reduction in conversion price of debentures associated with the Company’s $600,000 bridge financing closed in February 2008;

•      Violation of debt incurrence restrictions;

•      Violation of variable rate transaction restrictions; and

•      Failure to cause the registration statement to be declared effective within the time frame required in the Convertible Debenture financing.

The Convertible Debenture was issued pursuant to the terms of a Securities Purchase Agreement (the “SPA”) dated as of August 31, 2007.  The Company’s obligations under the SPA were secured by substantially all of the Company’s assets. The Company has not received any default notices from any of its other Debenture holders and is continuing to negotiate with RHP to reach an amicable resolution of this matter.  The Company disputes the defaults identified in RHP’s correspondence.

ITEM  3.02       Unregistered Sales of Equity Securities.

The issuance of the Notes described under Item 1.01 above was made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, relating to sales by an issuer not involving a public offering, and/or pursuant to the requirements of one or more of the safe harbors provided in Regulation D under the Securities Act.

ITEM 4.02        Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 24, 2008, the Company’s management and the Audit Committee of its Board of Directors determined that the consolidated balance sheets, consolidated statements of stockholders’ deficit and related notes to consolidated financial statements included in the consolidated financial statements and information contained in the Company’s Form 10-QSB filed with the Securities and Exchange Commission on November 20, 2006 for the quarter and nine months ended September 30, 2006, did not properly account for the debentures and warrants issued in September, 2006.   Such consolidated financial statements should no longer be relied upon. In particular, the valuation of the debentures and warrants conducted by a third-party engaged by the Company in accordance with FAS 155 was incorrect as the wrong number of warrants was used in this calculation.

The error resulted in the Black Scholes valuation being recorded as $3,572,545 instead of the correct valuation of $14,996,545.  The warrants were undervalued at September 6, 2006, by $11,423,565 and as a result changes in fair value of the Warrant Liability for the initial period ended September 30, 2006, and all subsequent periods have been understated, and amortization of the Warrant Discount has been understated in all subsequent accounting periods.  The Company believes that the net effect of the changes  to the Financial Statements resulting from this adjustment will be a net positive to both the Balance Sheet and Income Statement of approximately $2,500,000.

The Company’s auditors informed the Board that they concur with the conclusions described above. Following the correction of the errors reported in this Item 4.02, the Company will restate its financial statements for the affected period and amend all reports filed on Form 10-KSB and on Form 10-QSB since such time.

ITEM  5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer.

Effective as of March 17, 2008, the Company’s Senior Vice President — Finance, Administration & Chief Accounting Officer, Ivan Wolkind, resigned from all positions with the Company and voluntarily terminated his employment arrangement with the Company for personal reasons.  Mr. Wolkind has agreed to serve as a consultant to the Company, managing regulatory, accounting and securities compliance matters for a period of six months.  The terms of Mr. Wolkind’s consulting agreement have not been finalized as of the date hereof.

ITEM 8.01        Other Events.

The Company, and certain of its employees and programs, will be featured in the Barbara Walters Special on Aging appearing on the ABC television network on April 1, 2008 at 10:00 p.m.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADVANCED CELL TECHNOLOGY, INC.

	By:	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chief Executive Officer

Dated: March 27, 2008